CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We  consent  to  the  references  to  our  firm  under  the  captions "Financial
Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information of Neuberger Berman Institutional Cash Fund in Post-Effective Amendment Number 4 to the Registration Statement (Form N-1A, No. 333-120168) of Neuberger Berman Institutional Liquidity Series, and to the incorporation by reference of our report dated May 16, 2007, with respect to the financial statements and financial highlights of Neuberger Berman Institutional Cash Fund, a series of Neuberger Berman Institutional Liquidity Series and Money Market Master Series (formerly, Institutional Liquidity Portfolio), a series of Institutional Liquidity Trust, included in the March 31, 2007 Annual Report of Neuberger Berman Institutional Liquidity Series.


/s/Ernst & Young LLP

Boston, Massachusetts
July 24, 2007